                                                                Exhibit 99(a)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                         APPLIED DIGITAL ACCESS, INC.

                                      for

                              $5.37 Net Per Share

                                      by

                       DYNATECH ACQUISITION CORPORATION

                    an indirect wholly-owned subsidiary of

                             DYNATECH CORPORATION

                                ---------------

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, OCTOBER 12, 1999, UNLESS THE OFFER IS EXTENDED.

                                ---------------

 THE BOARD OF  DIRECTORS OF APPLIED DIGITAL ACCESS, INC.  (THE "COMPANY") HAS
  UNANIMOUSLY  APPROVED THE MAKING OF THE  OFFER AND THE MERGER (AS  DEFINED
    HEREIN) AND DETERMINED THAT THE TERMS  OF THE OFFER AND THE MERGER ARE
     ADVISABLE  AND  ARE FAIR  TO,  AND IN  THE  BEST INTERESTS  OF,  THE
       STOCKHOLDERS  OF THE  COMPANY  AND  UNANIMOUSLY  RECOMMENDS THAT
        STOCKHOLDERS OF THE COMPANY  ACCEPT THE OFFER AND TENDER THEIR
          SHARES (AS DEFINED HEREIN).

                                ---------------

THE  OFFER IS CONDITIONED  UPON, AMONG OTHER THINGS,  (1) THERE BEING  VALIDLY
 TENDERED AND  NOT WITHDRAWN PRIOR  TO THE EXPIRATION  OF THE OFFER  AT LEAST
  THAT  NUMBER OF  SHARES  THAT WOULD  REPRESENT  IN EXCESS  OF  50% OF  ALL
   OUTSTANDING SHARES  ON A  FULLY  DILUTED BASIS  (SUCH BASIS  ASSUMES ALL
    SHARES UNDERLYING IN-THE-MONEY VESTED AND UNVESTED STOCK OPTIONS ARE OUTSTANDING) ON THE DATE OF PURCHASE AND (2) ANY WAITING PERIOD UNDER
     THE  HART-SCOTT-RODINO  ANTITRUST  IMPROVEMENTS   ACT  OF  1976,  AS
      AMENDED,  AND   THE  REGULATIONS  THEREUNDER  APPLICABLE   TO  THE
       PURCHASE OF SHARES PURSUANT TO  THE OFFER HAVING EXPIRED OR BEEN
        TERMINATED.

                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock of the Company, par value $0.001 per share (the "Shares"), should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 prior to the expiration of the Offer or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

                                ---------------

September 14, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INTRODUCTION..............................................................    1

THE TENDER OFFER..........................................................    2

1. Terms of the Offer.....................................................    2

2. Procedure for Tendering Shares.........................................    4

3. Withdrawal Rights......................................................    6

4. Acceptance for Payment and Payment.....................................    7

5. Certain Federal Income Tax Consequences................................    8

6. Price Range of the Shares..............................................    9

7. Purpose of the Offer; Plans for the Company; Effect of the Offer on the
    Market for the Shares; Stock Quotation; Exchange Act Registration;
    Margin Regulations....................................................    9

8. Certain Information Concerning the Company.............................   12

9. Certain Information Concerning the Purchaser and Parent................   14

10. Source and Amount of Funds............................................   15

11. Contacts and Transactions with the Company; Background of the Offer...   15

12. The Merger Agreement..................................................   17

13. Dividends and Distributions...........................................   23

14. Certain Conditions of the Offer.......................................   23

15. Certain Legal Matters.................................................   25

16. Fees and Expenses.....................................................   28

17. Miscellaneous.........................................................   28

Schedule I--Directors and Executive Officers of Parent and the Purchaser..  S-1

To the Holders of Common Stock
 of Applied Digital Access, Inc.:

                                 INTRODUCTION

  Dynatech Acquisition Corporation, a Delaware corporation (the "Purchaser"), which is an indirect wholly- owned subsidiary of Dynatech Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 per share (the shares of common stock of the Company being hereinafter referred to as the "Shares"), of the Company, at a price of $5.37 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 7, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  The Board of Directors of the Company has unanimously approved the making of the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are advisable and are fair to, and in the best interests of, the stockholders of the Company and unanimously recommends that stockholders of the Company accept the Offer and tender their Shares. The factors considered by the Board of Directors of the Company in arriving at its decision to approve the making of the Offer and the Merger and to recommend that stockholders of the Company accept the Offer and tender their Shares are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith.

  Alliant Partners, the Company's financial advisor, has delivered to the Board of Directors of the Company a written opinion to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the $5.37 per Share cash consideration to be received by the holders of Shares of the Company in connection with the Offer and the Merger is fair to the stockholders of the Company from a financial point of view. Such opinion is set forth in full as an exhibit to the Schedule 14D-9.

  The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) at least that number of Shares that would represent in excess of 50% of all outstanding Shares determined on a fully diluted basis (such basis assumes all Shares underlying in-the-money vested and unvested stock options are outstanding) on the date of purchase (the "Minimum Condition") and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") applicable to the purchase of Shares pursuant to the Offer having expired or been terminated (the "HSR Condition"). The Purchaser reserves the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), which it presently has no intention of exercising (and which it may not exercise without the Company's written consent), to decrease, increase or waive the Minimum Condition and to elect to purchase, pursuant to the Offer, less than the minimum number of shares which would otherwise be required to satisfy the Minimum Condition. See Section 14, which sets forth in full the conditions to the Offer. The Offer is not conditioned on obtaining financing.

  The Company has informed the Purchaser that, as of September 7, 1999, there were 13,237,679 Shares issued and outstanding and 3,163,894 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares ("Stock Options"). Accordingly, based on the foregoing assumptions, the Minimum Condition will be satisfied if at least 7,383,897 Shares, or approximately 56% of the outstanding Shares as of September 7, 1999, are validly tendered and not withdrawn prior to the Expiration Date. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

The Merger

  Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger (as such, the "Surviving Corporation") as an indirect wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or any other subsidiary of Parent or held in the treasury of the Company or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive from the Surviving Corporation the Offer Price in cash, without interest (the "Merger Consideration"). The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. See Section 12.

  Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in
Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. Terms of the Offer

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, October 12, 1999, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

  In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the written consent of the Company, reduce the price per Share or the number of Shares sought to be purchased or modify the form of consideration to be received by holders of the Shares in the Offer, decrease, increase or waive the Minimum Condition, impose additional conditions to the Offer or amend any term of the Offer in a manner materially adverse to the holders of the Shares.

  Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer.

  If by 12:00 midnight, New York City time, on Tuesday, October 12, 1999 (or any date or time then set as the Expiration Date), any or all of the Offer Conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders,
(b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer.

  There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement of such event. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which requires that the Purchaser pay for Shares accepted for payment as soon as legally permissible.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d- 6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

  Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the HSR Condition and the other Offer Conditions. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. However, if the Purchaser waives or amends the Minimum Condition during the last five business days during which the Offer is open, the Purchaser will be required to extend the Expiration Date so that the Offer will remain open for at least five business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares and may also be required to extend the Offer if other conditions are waived, depending upon the materiality of the waiver.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of

Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Procedure for Tendering Shares

  Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book- entry transfer, an Agent's Message, and any other documents required by the Letters of Transmittal are received by the Depositary within three Nasdaq Stock Market trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) either (i) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, (ii) in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after September 7, 1999. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and any payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. Withdrawal Rights

  Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 13, 1999.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. Acceptance for Payment and Payment

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

  Parent expects to file soon its Premerger Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date Parent's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent or the Company with such request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. Parent will request early termination of the waiting period, although there can be no assurance that this request will be granted. Pursuant to the Merger Agreement, Purchaser may, but need not, extend the Offer until the applicable waiting period under the HSR Act shall have expired or been terminated. See Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) either (i) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, (ii) in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

  If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 3.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to the account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly-owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. Certain Federal Income Tax Consequences

  The receipt of cash in exchange for Shares pursuant to the Offer or the Merger (and the receipt of cash by a stockholder that exercises appraisal rights in connection with the Merger under Delaware law) will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger (other than amounts received pursuant to a stockholder's exercise of appraisal rights that are denominated as interest, which amounts would be taxable as ordinary income) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be. If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss. Such capital gain or loss will be long-term if such stockholder's holding period for the Shares exceeds twelve months and short-term in all other cases.

  A stockholder that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. A stockholder that does not furnish a required TIN may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2.

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

  The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to other holders of Shares in light of their individual circumstances. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6. Price Range of the Shares

  The Shares are traded on the Nasdaq National Market under the symbol "ADAX". The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service.

                         APPLIED DIGITAL ACCESS, INC.

                                                                   Sales Prices
                                                                   ------------
   Fiscal Year ending in June                                       High   Low
   --------------------------                                      ------ -----
   1997
    First Quarter................................................. $ 8.50 $4.88
    Second Quarter................................................   9.38  3.63
    Third Quarter.................................................  10.00  6.50
    Fourth Quarter................................................  11.88  5.00
   1998
    First Quarter.................................................  10.75  6.06
    Second Quarter................................................   8.75  4.31
    Third Quarter.................................................   5.94  2.38
    Fourth Quarter................................................   3.69  2.00
   1999
    First Quarter.................................................   3.97  1.81
    Second Quarter................................................   5.44  2.13
    Third Quarter (through September 7, 1999).....................   5.19  3.47

  On September 7, 1999, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $5 1/8 per Share. On September 13, 1999, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $5 1/8 per Share. Stockholders are urged to obtain current market quotations for the Shares.

7. Purpose of the Offer; Plans for the Company; Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act Registration; Margin Regulations

  Purpose. The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares and to provide the stockholders of the Company with cash consideration of $5.37 per Share for all of their shares at the earliest possible time. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer.

  Plans for the Company. The Merger Agreement provides that, promptly upon the purchase by the Purchaser of more than 50% of the outstanding Shares on a fully-diluted basis pursuant to the Offer and from time to time thereafter, the Company shall use its best efforts to allow the Purchaser to designate up to the minimum number of directors of the Company necessary in order for the result (expressed as a fraction) derived by dividing the number of directors so designated by the total number of directors of the Company to be at least equal to the result (expressed as a fraction) derived by dividing the number of Shares then held by the Purchaser by the total number of Shares then outstanding, provided, however, that until the consummation of the Merger, the Board of Directors of the Company will have at least two (2) Independent Directors. The term "Independent Director" means a director who is neither designated by the Purchaser nor otherwise affiliated with the Parent or the Purchaser and is not an employee of the Company or any of its subsidiaries.

  After the Offer has been consummated, subject to the conditions set forth in the Merger Agreement, it is anticipated that the Merger Agreement will be submitted to the stockholders of the Company for approval. In the Merger Agreement, Parent and the Purchaser have agreed to vote or cause to be voted all Shares owned by them in favor of approval and adoption of the Merger Agreement. If after consummation of the Offer the Purchaser holds 90% or more of the outstanding Shares, the Purchaser intends to effect a "short-form merger" under the Delaware General Corporation Law (the "DGCL") without a meeting of, or action by, the stockholders of the Company.

  The Purchaser and Parent currently have no plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries (except of the merger of the Purchaser into the Company, as described in Section 12 below) or a sale or transfer of a material amount of assets of the Company or any of its subsidiaries to any unaffiliated third party. The Purchaser and Parent currently have no plans or proposals to close any plant or facility of the Company or of any of its subsidiaries or affiliates; change or reduce the work force of the Company or any of its subsidiaries or affiliates; or make any other change in its business, corporate structure, capitalization or dividend policy, management personnel or policies of employment. The Purchaser and Parent expect the Company to enter into retention agreements with certain employees on terms similar to those between other subsidiaries of Parent and employees of such subsidiaries. The Purchaser and Parent expect that Donald L. Strohmeyer, President and Chief Executive Officer of the Company, will remain with the Company through the consummation of the Merger. The Purchaser and Parent have been informed that, effective September 15, 1999, James L. Keefe, Chief Financial Officer, Vice President of Finance and Administration and Secretary of the Company, is resigning from the Company, but will remain as a consultant to the Company through the consummation of the Merger. Parent is currently considering how best to integrate the business of the Company with Parent's current operations in order to improve operating efficiencies, including through the consolidation of management, but Parent has no current plans or proposals in this regard.

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation. Depending upon the aggregate market value and per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued designation for the Nasdaq National Market. The maintenance of such designation requires that an issuer substantially meet one of two maintenance standards. The issuer must have either (i) (a) at least 750,000 shares publicly held, (b) at least 400 shareholders of round lots, (c) a market value of publicly held shares of at least $5 million, (d) a minimum bid price per share of $1, (e) at least two registered and active market makers for its shares and (f) net tangible assets of at least $4 million or
(ii) (a) at least 1.1 million publicly held shares, (b) at least 400 shareholders of round lots, (c) a market value of publicly held shares of at least $15 million, (d)(1) a market capitalization of at least $50 million or
(2) total assets and total revenue of at least $50 million each (for the most recently completed fiscal year or two of the last three most recently completed fiscal years), (e) a minimum bid price per share of $5 and (f) at least four registered and active market makers for its shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares outstanding are not considered as being publicly held for this purpose.

  If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Shares are no longer included in Nasdaq National Market or in any other tier of the Nasdaq Stock Market, the market for the shares could be adversely affected.

  In the event the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933 may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the Nasdaq Stock Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning the Company

  The Company is a Delaware corporation with its principal offices at 9855 Scranton Road, San Diego, California 92121. The Company was incorporated in 1987 and is a provider of network performance management products that include systems, software and services used to manage the quality, performance, availability and reliability of telecommunications service providers' networks.

  Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Company 1998 10-K"), and the Company's Quarterly Report on Form 10-Q for the three-month period ended June 30, 1999 (the "Company June 30, 1999 10-Q"). More comprehensive financial information is included in the Company 1998 10-K, the Company June 30, 1999 10-Q and the following summary is qualified in its entirety by reference to the Company 1998 10-K, the Company June 30, 1999 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1998 10-K, the Company June 30, 1999 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".
                         APPLIED DIGITAL ACCESS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                    Six Months
                                  Ended June 30,    Year Ended December 31,
                                  ----------------  --------------------------
                                   1999     1998      1998     1997     1996
                                  -------  -------  --------  -------  -------
                                    (unaudited)
Consolidated Statements of
 Operations and
 Comprehensive Loss:
Revenue.......................... $16,065  $13,852  $ 29,217  $34,050  $24,422
Cost of revenue..................   6,425    7,405    13,587   15,116   12,609
                                  -------  -------  --------  -------  -------
    Gross profit.................   9,640    6,447    15,630   18,934   11,813
                                  -------  -------  --------  -------  -------
Operating expenses:
  Research and development.......   5,946    7,320    14,313    9,164    7,356
  In-process research and
   development related to
   acquisitions..................     --       --        --     1,578    3,286
  Restructuring charge...........   1,335      --        --       --       --
  Engineering reimbursement......  (1,361)     --        --       --       --
  Sales and marketing............   4,426    4,831     9,801    7,995    6,312
  General and administrative.....   2,614    2,414     5,129    5,252    3,529
                                  -------  -------  --------  -------  -------
    Total operating expense......  12,960   14,565    29,243   23,989   20,483
                                  -------  -------  --------  -------  -------
    Operating loss...............  (3,320)  (8,118)  (13,613)  (5,055)  (8,670)
Interest income..................     254      342       675      904    1,673
Other expense, net...............      (8)     (16)      --       --       --
                                  -------  -------  --------  -------  -------
  Loss before income taxes.......  (3,074)  (7,792)  (12,938)  (4,151)  (6,997)
                                  -------  -------  --------  -------  -------
Provision for income taxes.......      95       73       186      132      123
                                  -------  -------  --------  -------  -------
  Net loss....................... $(3,169) $(7,865) $(13,124) $(4,283) $(7,120)
                                  -------  -------  --------  -------  -------
Other comprehensive income
 (loss):
  Foreign currency translation
   adjustments...................      28      (12)       91       68       (1)
                                  -------  -------  --------  -------  -------
  Unrealized gains (losses) on
   securities....................     --       --        (12)      (9)    (121)
                                  -------  -------  --------  -------  -------
  Other comprehensive income
   (loss)........................     --       --         79       59     (122)
                                  -------  -------  --------  -------  -------
  Comprehensive loss............. $(3,141) $(7,877) $(13,045) $(4,224) $(7,242)
                                  =======  =======  ========  =======  =======
    Net loss per share, basic and
     diluted..................... $  (.24) $  (.62) $  (1.03) $  (.34) $  (.59)
                                  =======  =======  ========  =======  =======

                                                                 December 31,
                                                     June 30,   ---------------
                                                       1999      1998    1997
                                                    ----------- ------- -------
                                                    (unaudited)
Consolidated Balance Sheets:
Assets
Current Assets:
  Cash and cash equivalents........................   $ 9,465   $12,513 $ 4,400
  Investments......................................     4,867       --    8,779
  Trade accounts receivable, net...................     5,161     6,111  12,981
  Inventory, net...................................     4,227     5,679   5,859
  Deferred income taxes............................       130       130     130
  Prepaid expenses and other current assets........     1,365     1,700   3,775
                                                      -------   ------- -------
    Total current assets...........................    25,215    26,133  35,924
Property and equipment, net........................     3,472     5,466   6,165
Intangible assets, net.............................       681     1,247   2,822
Deferred income taxes..............................     1,510     1,426   1,372
                                                      -------   ------- -------
    Total assets...................................   $30,878   $34,272 $46,283
                                                      =======   ======= =======
Liabilities and Shareholder's Equity
Current Liabilities:
  Accounts payable.................................     3,089     2,922   3,478
  Accrued expenses.................................     1,491     2,333   2,846
  Accrued warranty expenses........................     1,149     1,264   1,323
  Current portion of capital lease obligations.....       --         41      18
  Deferred revenue.................................     3,003     2,817   1,471
                                                      -------   ------- -------
    Total current liabilities......................     8,732     9,377   9,136
  Capital lease obligations, net of current
   position........................................       --        --       15
                                                      -------   ------- -------
    Total liabilities..............................   $ 8,732   $ 9,377 $ 9,151
                                                      -------   ------- -------
    Total shareholders' equity.....................    22,146    24,895  37,132
                                                      =======   ======= =======
    Total liabilities and shareholders' equity.....   $30,878   $34,272 $46,283
                                                      =======   ======= =======

  Certain Company Projections. During the course of discussions between Parent and the Company, the Company provided Parent with certain non-public business and financial information about the Company. The Company did not prepare the projections and forecasts in anticipation of the Offer, any prior tender offer or other public disclosure. This information was prepared in 1999 and included forecasts for the fiscal years ending December 31, 1999, 2000 and 2001. Such projections include forecasts of total sales of $40.9 million, $60.9 million and $80.6 million, gross profit of $24.9 million, $37.0 million and $50.0 million, and net income of $(1.3) million, $7.3 million and $16.7 million for fiscal 1999, 2000 and 2001, respectively. The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company's internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The projections were based on a number of assumptions that are beyond the control of the Company, the Purchaser or Parent or their respective financial advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective and were predicated on the assumption that the Company would continue as an independent, "stand alone" enterprise during the entire period covered by the projections. None of the Company, the Purchaser or Parent or their respective financial advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, the Purchaser or Parent or any other person who received such information considers it an accurate prediction of future events. None of the Company, the Purchaser or Parent intends to update, revise or correct such projections if they become inaccurate (even in the short term).

  Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is disclosed in the Company's proxy statement dated April 12, 1999, and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable from the Public Reference Section of the Commission upon payment of prescribed fees. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a worldwide web site at http://www.sec.gov which contains reports, proxy and information statements and other information about companies, including the Company, that file electronically.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, none of the Purchaser or Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. Certain Information Concerning the Purchaser and Parent

  The Purchaser, a newly incorporated Delaware corporation, which is an indirect wholly-owned subsidiary of Parent, was organized to acquire the Company and has not conducted any business activities since its organization. The principal office of the Purchaser is located c/o the principal office of Parent. All outstanding shares of capital stock of the Purchaser are indirectly owned by Parent. Parent is a publicly traded company registered with the Commission and trades in the over-the-counter market under the symbol "DYNA". Parent and its subsidiaries develop, manufacture and sell market-leading test, analysis, communications and computing equipment. The principal office of Parent is located at 3 New England Executive Park, Burlington, Massachusetts 01803.

  Financial information with respect to Parent and its subsidiaries is included in Parent's Annual Report on Form 10-K for the fiscal year ended March 31, 1999 and in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, which are incorporated herein by reference, and other documents filed by Parent with the Commission. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

  Available Information. Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is disclosed in Parent's proxy statement dated July 26, 1999, and filed with the Commission. Such information may be inspected at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the

Commission located at Seven World Trade Center, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable from the Public Reference Section of the Commission upon payment of the prescribed fees. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005. The Commission also maintains a worldwide web site at http://www.sec.gov which contains reports, proxy and information statements and other information about companies, including Parent, that file electronically.

10. Source and Amount of Funds

  The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the Shares that are outstanding on a fully diluted basis (such basis assumes all Shares underlying in-the-money vested and unvested stock options are outstanding) and to consummate the Merger under the Merger Agreement and to pay fees and expenses related to the Offer and the Merger will be approximately $80 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger from Dynatech LLC, a Delaware limited liability company and wholly owned subsidiary of Parent. Dynatech LLC intends to obtain these funds by borrowing from an existing $110 million revolving credit facility (the "Revolving Facility") created under a credit agreement by and among Parent, Dynatech LLC (successor by assumption to Parent, and successor by assumption and merger to TTC Merger Co., LLC), the several lenders from time to time parties thereto (as defined therein), Morgan Guaranty and Trust Company of New York, as administrative agent, Credit Suisse First Boston, as syndication agent, and The Chase Manhattan Bank, as documentation agent, dated as of May 21, 1998 (the "Credit Agreement"). The Revolving Facility bears interest at a rate equal to a spread over a reference rate chosen by Parent from various options and matures on May 21, 2004. The Revolving Facility is secured by a pledge of the equity interest in Dynatech LLC, by substantially all of the assets of Dynatech LLC and each active direct or indirect U.S. subsidiary of Dynatech LLC, and by a pledge of the capital stock of each such direct or indirect U.S. subsidiary, and 65% of the capital stock of each subsidiary of Dynatech LLC that acts as a holding company of TTC's foreign subsidiaries. Such borrowings may be repaid by Dynatech LLC from time to time, in whole or in part, from internally generated funds or from the proceeds of other borrowings. The Offer is not conditioned upon obtaining financing.

11. Contacts and Transactions with the Company; Background of the Offer

  Over the past several years the Board of Directors and management of Parent have sought to identify businesses that might be suitable to be acquired and combined with certain of Parent's businesses, and in particular, with the telecommunications test business conducted by Dynatech LLC, a Delaware limited liability company and wholly owned subsidiary of Parent.

  Representatives of Parent first discussed the possibility of an acquisition of the Company by Parent at an informal meeting with representatives of the Company on June 8, 1998 at the Supercomm Trade Show in Atlanta. No further discussions ensued at that time, although Parent continued to monitor the Company's development and to review internally possible synergies between the businesses of Parent and the Company.

  Shortly following the May 1998 recapitalization of Parent, in which Clayton, Dubilier & Rice Fund V Limited Partnership ("CD&R") acquired approximately 91.8% of the Common Stock of Parent, management of Parent advised representatives of CD&R that Parent management considered the Company to be a prime acquisition candidate. In February 1999, Parent retained Stanford Keene ("Stanford") to assist Parent in review of the Company and to help Parent identify other possible acquisition candidates.

  In late March 1999, Samuel W. Tishler, Corporate Vice President - Corporate Development of Parent, contacted Donald L. Strohmeyer, President and Chief Executive Officer of the Company, and requested a meeting to discuss a potential acquisition of the Company by Parent.

  In early April 1999, Peter P. Savage, Chairman of the Company, contacted Stanford and sought to retain Stanford to represent the Company in joint venture discussions between the Company and another party. Stanford advised Mr. Savage that it had a conflicting arrangement, although Stanford did not disclose to the Company that such arrangement was with Parent.

  On April 13, 1999, Mr. Tishler and other representatives of Parent met with Mr. Strohmeyer. A standard confidentiality and non-disclosure agreement was executed, following which the Company began to provide Parent and its representatives information regarding the Company and its business.

  On May 25, 1999, Mr. Tishler and John R. Peeler, President and Chief Executive Officer of Parent's telecommunication test business, met with Mr. Strohmeyer and representatives of the Company and continued their due diligence exchanges.

  On June 24, 1999, Parent's management met with CD&R and determined to make a "talking offer" of approximately $70 million for the Company. This price was conveyed to Mr. Strohmeyer, who indicated that he would discuss with the Company's Board of Directors the possibility of pursuing a transaction with Parent.

  On June 29, 1999, Mr. Strohmeyer contacted Mr. Tishler and indicated that the Company considered the $70 million offer insufficient. However, Mr. Strohmeyer indicated he believed a more attractive offer would be given serious consideration by the Company's Board of Directors. On July 1, 1999, Mr. Tishler informed Mr. Strohmeyer that it was willing to increase its proposed offer to $80 million, subject to operational, financial and legal due diligence. On July 2, 1999, Parent delivered to the Company an outline of proposed due diligence procedures and issues and a request that due diligence review take place at certain of the Company's facilities and at the offices of the Company's legal counsel commencing July 13, 1999. Parent's due diligence review of the Company took place during the last two weeks of July 1999.

  During the week of August 2, 1999, Gary C. Mayerick, President of the Systems and Software Group of Parent's telecommunications test business, met with each of Mr. Strohmeyer and Messrs. Dwight Terry Allen, Kevin T. Pope and Donald J. O'Connor to discuss the possible terms of their employment if a transaction were to be consummated.

  On August 9, 1999, Mr. J. Thomas Bentley, Managing Partner of Alliant Partners, financial advisor to the Company, called Mr. Tishler and requested, on the Company's behalf, that the transaction price be increased to $88 million. On August 10, 1999, Mr. Tishler replied to Mr. Bentley that Parent was not willing to increase its offer above $80 million, and also pointed out that the offer remained subject to Parent's satisfaction with its due diligence investigation.

  On August 11, 1999, Mr. Strohmeyer and Mr. Bentley called Mr. Tishler and requested that Mr. Tishler provide a letter summarizing the terms of Parent's offer for consideration by the Company's Board of Directors. On August 13, 1999, Mr. Tishler delivered a letter to Mr. Strohmeyer in which he confirmed Parent's non-binding offer of $80 million for all of the outstanding stock of the Company, which offer was subject to the Company having net cash assets of at least $14.2 million at closing, the cancellation of all outstanding options of the Company, the satisfactory completion of Parent's due diligence, approval of Parent's Board of Directors, and the negotiation and execution of a definitive merger agreement satisfactory to Parent. The letter also stated that Parent required a break up fee of no greater than 4% of the transaction price.

  During the weeks of August 10 and August 16, representatives of Parent continued their due diligence review at the offices of legal counsel for the Company. On August 26, 1999, Parent's legal counsel sent an initial draft of the proposed Merger Agreement to legal counsel for the Company. On August 31, 1999, legal counsel to the Company sent comments on the Merger Agreement to legal counsel for Parent.

  On September 1, 1999, the Board of Directors of Parent met to consider the proposed acquisition by Parent of the Company, and approved such acquisition at a price of not more than $5.37 per Share. Over the next week, counsel for the parties continued negotiations on the Merger Agreement and related documents, and Parent continued its due diligence review of the Company.

  On September 7, 1999, the Board of Directors of the Company held a special meeting. At the meeting, the Company's outside legal counsel made a detailed presentation regarding the Board of Director's fiduciary duties when considering the sale of the Company and then reported on the negotiations and the terms and conditions of the Merger Agreement. A representative of Alliant Partners then presented the opinion that, as of the date thereof, the consideration to be received by the Company's stockholders in the Offer and the Merger, at $5.37 per share, was fair from a financial point of view. Following discussion of the Offer and the Merger, the Board of Directors of the Company unanimously approved the Offer and the Merger and unanimously resolved to recommend that the stockholders of the Company accept the Offer and tender their shares in the Offer and that the stockholders approve and adopt the Merger Agreement.

  On the evening of Tuesday, September 7, 1999, the parties met and resolved all outstanding issues, and executed and delivered the Merger Agreement. On the morning or Wednesday, September 8, 1999, Parent and the Company publicly announced that they had entered into the Merger Agreement.

  On September 14, 1999, Parent and Purchaser commenced the Offer.

  Other arrangements. Except as described in this Offer to Purchase (including
Schedule I hereto), none of the Purchaser or Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I hereto, nor any associate or majority-owned subsidiary of the Purchaser, Parent, nor any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser or Parent, nor, to the best knowledge of the Purchaser and Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

  Except as described in this Offer to Purchase, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser and Parent, any of Parent's subsidiaries or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser or Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

12. The Merger Agreement

  The following is a summary of certain provisions of the Merger Agreement, copies of which have been filed with the Commission as Exhibits to the
Schedule 14D-1 relating to the Offer and are incorporated herein by reference. Such summaries are qualified in their entirety by reference to the text of such agreements.

  The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Purchaser, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

  Vote Required To Approve Merger. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has approved the making of the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by the Company's stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the voting power of the then outstanding Shares (including any Shares owned by the Purchaser) is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, a majority of the voting power of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

  Under the DGCL, if a corporation owns 90% or more of each outstanding class of capital stock of another corporation, it can effect a "short-form" merger with such corporation without prior notice to, or any other action by, any other stockholder of such corporation. As a result, assuming no Stock Options are exercised following September 7, 1999, if the Purchaser were to acquire ownership of 11,913,912 Shares pursuant to the Offer, the Purchaser would own more than 90% of the only class of capital stock of the Company then outstanding and would be able to effect the Merger pursuant to the "short-form" merger provisions of the DGCL. See Section 15.

  Conditions to the Merger. The Merger Agreement provides that the obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of certain conditions, including the following: (a) the Purchaser shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer and subject to the terms thereof; provided that the obligation of the Parent and the Purchaser to effect the Merger shall not be conditioned on the fulfillment of such condition if the failure of the Purchaser to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or of the Merger Agreement; (b) the consummation of the Merger shall not be precluded by any order, decree or injunction of a court of competent jurisdiction (each party having agreed to use its best efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any law enacted, promulgated or deemed applicable to the Merger by any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority, foreign or domestic (each, a "Governmental Entity") that makes consummation of the Merger illegal;
(c) if required by the Certificate of Incorporation and By-Laws of the Company and the DGCL, the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of Shares in accordance with the Certificate of Incorporation and By- Laws of the Company and the DGCL; and (d) any applicable waiting period under the HSR Act shall have expired or been terminated and, if applicable, the Director of Investigation and Research appointed under the Competition Act (Canada) shall not have advised the Purchaser, in writing, that he intends to oppose the acquisition of the Shares or that he has taken or threatened to take proceedings under the Competition Act (Canada) in respect of the purchase of Shares.

  Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether prior to or after approval of the terms of the Merger Agreement by the stockholders of the
Company:

    (1) by the mutual written consent of Parent, the Purchaser and the Company duly authorized by their respective Boards of Directors;
    (2) by either the Parent or the Company if, on or before December 6, 1999, the Purchaser shall not have purchased in the Offer such number of Shares which represent in excess of 50% of the outstanding Shares on a fully diluted basis, or the Merger shall not have been consummated on or before March 5, 1999, provided, however, that the right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer or the Merger to have occurred on or before the aforesaid date;
    (3) by either the Parent or the Company if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder and, in the case of termination by the Parent, the Purchaser shall not have been required by the terms of the Offer or the Merger Agreement to purchase any Shares pursuant to the Offer;
    (4) by the Company if the Purchaser shall not timely commence the Offer as provided in the Merger Agreement;
    (5) unilaterally by the Purchaser and Parent on the one hand (treated as a single party) or the Company on the other hand (i) if the other fails to perform any material covenant in any material respect in the Merger Agreement, and does not cure the failure in all material respects within 30 business days after the terminating party delivers written notice of the alleged failure or (ii) if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to March 5, 1999;
    (6) by either the Purchaser or the Company if either is prohibited by an order or injunction (other than an order or injunction on a temporary or preliminary basis) of a court of competent jurisdiction or other

  Governmental Entity from consummating the Offer or the Merger and all means of appeal and all appeals from such order or injunction have been finally exhausted;

    (7) by the Purchaser if the Board of Directors of the Company shall have withdrawn or modified, or resolved to withdraw or modify, in any manner which is adverse to Parent or the Purchaser, its recommendation or approval of the Offer, the Merger or the Merger Agreement; or

    (8) by the Company if (i) the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that it is necessary, in order to comply with its fiduciary duties to the Company's stockholders under applicable law, to terminate the Merger Agreement to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal (as defined under "Takeover Proposals"), (ii) the Company shall have given notice to the Purchaser advising the Purchaser that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions (including the identity of the third party) and that the Company intends to terminate the Merger Agreement, (iii) either (A) the Purchaser shall not have revised its proposal for an Acquisition Transaction within two (2) business days from the time on which such notice is deemed to have been given to Parent, or (B) if the Purchaser within such period shall have revised its proposal for an Acquisition Transaction, the Board of Directors of the Company, after receiving advice from the Company's financial advisor, shall have determined in its good faith reasonable judgment that the third party's proposal for an Acquisition Transaction is more favorable from a financial point of view than Parent's revised proposal for an Acquisition Transaction and (iv) the Company, at the time of such termination, pays the Parent Expenses and the Termination Fee (each as defined under "Fees and Expenses" below).

  Takeover Proposals. The Merger Agreement provides that the Company shall not, shall not permit any of its subsidiaries to, and shall not authorize or permit any officer, director or employee or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, except as otherwise described in this Section (i) initiate, solicit, negotiate, encourage, or provide confidential information to facilitate any proposal or offer to acquire all or any substantial part of the business and properties of the Company and its subsidiaries, taken as a whole, or beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions"), (ii) enter into any agreement with respect to any Acquisition Transaction or give any approval of the type referred to in the next paragraph below with respect to any Acquisition Transaction or (iii) participate in any discussions regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Transaction. Notwithstanding the immediately preceding sentence, the Company and its subsidiaries may, prior to the approval of the Merger Agreement by the Company's stockholders, in response to any unsolicited proposal for an Acquisition Transaction, furnish information concerning its business, properties or assets to the corporation, partnership, person or other entity or group (a "Potential Acquiror") making such proposal for an Acquisition Transaction and participate in negotiations with the Potential Acquiror if (x) the Company's Board of Directors after consultation with one or more of its independent financial advisors, is of the reasonable belief that such Potential Acquiror has the financial wherewithal to consummate such an Acquisition Transaction, (y) the Company's Board of Directors reasonably determines, after receiving advice from the Company's financial advisor, that such Potential Acquiror has submitted a proposal for an Acquisition Transaction that involves consideration to the Company's stockholders and other terms that taken as a whole are more favorable from a financial point of view than the Merger and (z) the Company's Board of Directors determines in good faith, after consultation with outside counsel, that it is necessary to so furnish information and negotiate in order to comply with its fiduciary duty to stockholders of the Company. The Merger Agreement provides that in the event the Company shall determine to provide any information as described above, or shall receive any offer of the type referred to in this section or shall receive or become aware of any other proposal to acquire a substantial part of the business and properties of the Company and its subsidiaries, taken as a whole, or to acquire a substantial amount of capital stock of the Company, it shall promptly inform Parent orally as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the proponent of such offer or proposal and a description of the material terms thereof. The Company is also obligated to keep Parent fully informed of the status and material details of any proposed Acquisition Transaction or other transaction (including any material amendments or material proposed amendments of any such proposed Acquisition Transaction or other transaction).

  The Merger Agreement also provides that neither the Board of Directors of the Company nor any committee thereof (x) shall withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Board of Directors or such committee of the Merger Agreement, the Offer or the Merger or (y) approve or recommend, or propose to approve or recommend, any proposal for an Acquisition Transaction except, in each case, in connection with a Superior Proposal. As used herein, the term "Superior Proposal" means a bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company, provided (i) such proposed transaction satisfies the tests set forth in clauses (x), (y) and (z) of the second sentence of the immediately preceding paragraph and (ii) the Board of Directors determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay.

  The Merger Agreement also provides that nothing contained in the preceding two paragraphs shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, provided that neither the Company nor its Board of Directors shall, except as permitted by the preceding two paragraphs, approve or recommend acceptance of a proposal for an Acquisition Transaction.

  Fees and Expenses. The Merger Agreement provides that the Company will pay, or cause to be paid, in same day funds to Parent the sum of (x) Parent Expenses (as defined below) and (y) $2,400,000 (the "Termination Fee") upon demand if (i) the Company terminates the Merger Agreement in accordance with the provision described in paragraph (8) under "Termination of Merger Agreement", (ii) the Purchaser terminates the Merger Agreement in accordance with the provisions described in paragraphs (5) or (7) under "Termination of Merger Agreement" at any time after a proposal for an Acquisition Transaction has been made or, (iii) the Company or the Purchaser terminates the Merger Agreement in accordance with the provisions described in paragraphs (2) or (3) under "Termination of Merger Agreement" at any time after a proposal for an Acquisition Transaction has been made, and, within twelve (12) months after any termination referred to in the immediately preceding clauses (ii) or (iii) of this sentence, any person that made a proposal for an Acquisition Transaction (or an affiliate thereof) completes a merger, consolidation or other business combination with the Company or a subsidiary of the Company, or the purchase from the Company or from a subsidiary of the Company of 20% or more (in voting power) of the voting securities of the Company or of 20% or more (in market value) of the assets of the Company and its subsidiaries, on a consolidated basis; provided that the Company will not have any such obligations if the Purchaser terminates the Merger Agreement in accordance with the provision described in paragraph (5)(ii) under "Termination of Merger Agreement" as a result of the failure of a condition to be satisfied unless the reason for the failure of such condition to be satisfied is reasonably related to the making of such proposal for an Acquisition Transaction. "Parent Expenses" shall mean reasonable and reasonably documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer and the Merger or the consummation of any of the transactions contemplated by the Merger Agreement (including, without limitation, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to Parent and any of its affiliates); provided, that in no event shall Parent Expenses exceed $400,000.

  The Merger Agreement also provides that Parent will pay, or cause to be paid, in same day funds to the Company the Company Expenses (as defined below) upon demand if Parent or the Purchaser terminates the Merger Agreement in accordance with the provision described in paragraph (5) under "Termination of Merger Agreement". Company Expenses shall mean reasonable and reasonably documented out-of-pocket fees and expenses incurred or paid by or on behalf of the Company in connection with the Offer and the Merger or the consummation of any of the transactions contemplated by the Merger Agreement (including, without limitation, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to the Company and any of its affiliates); provided, that in no event shall Company Expenses exceed $400,000.

  Conduct of Business by the Company. The Merger Agreement provides that, except as otherwise expressly contemplated by the Merger Agreement (including exceptions on the disclosure schedule thereto), as specifically disclosed in certain documents filed by the Company with the SEC or to the extent that the Purchaser shall otherwise consent in writing, during the period from the date of the Merger Agreement to the effective time of the Merger the Company shall not and shall cause its subsidiaries not to: (a) declare, set aside, make or pay any dividend, distribution or any other amount; (b) issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares; (c) incur any indebtedness for borrowed money, issue or sell any debt securities or prepay any debt except for borrowings and repayments in the ordinary course of business; (d) assign, mortgage, pledge or otherwise subject to any lien, any of its assets, except for permitted liens in the ordinary course of business;
(e) forgive, cancel, compromise, waive or release any debts, claims or rights, except for debts, claims and rights forgiven, canceled, compromised, waived or released in the ordinary course of business consistent with past practice; (f) except in the ordinary course of business, pay any bonus to any director, officer, manager, employee, sales representative, agent or consultant, or grant to any director, officer, manager, employee, sales representative, agent or consultant any other increase in compensation in any form; (g) enter into, adopt or amend any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, sales representative, agent, consultant or affiliate (whether or not legally binding); (h) suffer any damage, destruction or loss (whether or not covered by insurance), or any strike or other employment-related problem, or received notice of any loss of a supplier, customer or employee, that, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect; (i) amend any of the organizational documents of the Company or adopt a shareholders' rights plan; (j) without the consent of the Purchaser, change in any respect its accounting practices, policies or principles; (k) incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any liability or obligation (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person) in excess of (1) $25,000 in each case, other than purchase orders and payroll obligations in the ordinary course of business, or (2) except in the ordinary course of business, $75,000 in the aggregate at any one time outstanding; (l) sell any assets with a value in excess of $25,000 in each case or $75,000 in the aggregate, other than inventory in the ordinary course of business consistent with past practice;
(m) (1) enter into any contract or any amendment, modification or termination of any existing contract, other than (A) any contract entered into in the ordinary course of business and involving an expenditure of less than $25,000 in each individual case and $75,000 in the aggregate, or (B) any contract that, pursuant to its terms, is cancelable without penalty on notice of 30 days or less from the end of the first month following the effective time of the Merger, or (2) breach any material contract; (n) make any capital expenditures or capital additions or improvements in excess of $25,000 in any case or $75,000 in the aggregate, other than as previously disclosed in writing to the Purchaser; (o) institute, settle or agree to settle any litigation, action or proceeding before any court or government body, other than in the ordinary course of business consistent with past practice but not in any case involving amounts in excess of $25,000; (p) fail to use best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by the Company and its subsidiaries; (q) fail to comply in all material respects with all laws applicable to the business; (r) fail to use all reasonable efforts to maintain the Company and its subsidiaries in good standing in their jurisdiction of incorporation and in the jurisdictions in which they are qualified to do business as a foreign corporation and to maintain all governmental approvals and other consents necessary for, or otherwise material to, the business; (s) fail to replenish the inventories and supplies in a normal and customary manner consistent with prior practice; or make purchase commitments in excess of the normal, ordinary and usual requirements of the business or at any price or upon terms and conditions more onerous than those usual for the Company based on past practice; or made any change in selling, pricing, advertising or personnel practices inconsistent with prior practice; (t) suffer any Material Adverse Effect; (u) merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person; or (v) take any action or omit to take any action that would result in the occurrence of any of the foregoing.

  The Merger Agreement further provides that on and after the date of the Merger Agreement until the effective time of the Merger, except as expressly required by the Merger Agreement (including exceptions on the disclosure schedule thereto) or as otherwise expressly consented to by the Purchaser in writing, the Company will, and will cause each of its subsidiaries to: (a) carry on the business in the ordinary course of business in substantially the same manner as heretofore conducted, and use commercially reasonable efforts to (1) preserve intact its present business organization, (2) keep available the services of its present officers and employees and (3) preserve intact its relationships with customers, suppliers and others having business dealings with it; (b) promptly advise the Purchaser in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect or a breach of the Company's covenants in the Merger Agreement; (c) not take any action or omit to take any action within its reasonable control, which action or omission would result in a breach of any of the representations and warranties set forth in the Merger Agreement; (d) not agree or otherwise commit to take any of the actions proscribed by the foregoing paragraphs (a) through (c); and (e) conduct all tax affairs relating to it only in the ordinary course of business, and in good faith in substantially the same manner as such affairs would have been conducted if this Agreement had not been entered into.

  Board of Directors. The Merger Agreement provides that promptly upon the purchase by the Purchaser of more than 50% of the outstanding Shares on a fully-diluted basis pursuant to the Offer and from time to time thereafter, the Company shall use its best efforts to allow the Purchaser to designate up to the minimum number of directors of the Company necessary in order for the result (expressed as a fraction) derived by dividing the number of directors so designated by the total number of directors of the Company to be at least equal to the result (expressed as a fraction) derived by dividing the number of Shares then held by the Purchaser by the total number of Shares then outstanding, provided, however, that until the consummation of the Merger, the Board of Directors of the Company will have at least two (2) Independent Directors. Subject to applicable law, the Company has agreed to use its best efforts to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Schedule I to the Schedule 14D-9. The term "Independent Director" means a director who is neither designated by the Purchaser nor otherwise affiliated with the Parent or the Purchaser and is not an employee of the Company or any of its subsidiaries.

  Stock Options. Pursuant to the Merger Agreement, immediately prior to the effective time of the Merger, each then outstanding Stock Option, shall be canceled by the Company in exchange for a payment in cash by the Purchaser (the "Option Consideration") equal to the product of (i) the number of Shares previously subject to the Stock Option and (ii) the excess, if any, of the Offer Price over the aggregate exercise price for such Shares under such Stock Option. As of the effective time of the Merger, each holder of a Stock Option will be entitled to receive only an amount equal to the Option Consideration. All Stock Option amounts payable shall be subject to any required withholding of taxes and shall be paid without interest. Pursuant to the Merger Agreement, the Company shall thereafter cause each stock option or other equity based plan maintained with respect to any Shares (or rights in respect thereof) to be terminated.

  Indemnification and Insurance. In the Merger Agreement, Parent and the Purchaser have agreed for a period of six years after the effective time of the Merger, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries in such capacities against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the effective time of the Merger to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's organizational documents in effect at the date of the Merger Agreement (to the extent consistent with applicable Law). For a period of six years after the effective time of the Merger, the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering the persons who are currently covered by the Company's existing directors' and officers' liability insurance with respect to claims arising from facts or events which occurred before the effective time of the Merger, on terms and conditions no less favorable to such directors and officers than those in effect on the date of the Merger Agreement; provided that in no event shall the Surviving Corporation be required to make annual premium payments for such insurance in excess of 150% of the annual premiums payable by the Company for such insurance as of the date of the Merger Agreement.

  Reasonable Efforts. The Merger Agreement provides that, except as otherwise contemplated therein, Parent, the Purchaser and the Company each shall use their commercially reasonable efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including using their commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals, and (ii) to effect all necessary registrations and filings including, but not limited to, the Offer Documents, Schedule 14D-9, Proxy Statement and any required filing under the Competition Laws. In case at any time after the effective time of the Merger any further action is necessary or desirable to carry out the obligations of the parties under the Merger Agreement, the proper officers and/or directors of Parent, the Purchaser and the Company, as the case may be, shall take the necessary action.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

13. Dividends and Distributions

  Pursuant to the terms of the Merger Agreement, prior to the effective time of the merger, unless otherwise approved in writing by the Purchaser, the Company may not (a) declare, set aside, make or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or (b) issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares. Nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

14. Certain Conditions of the Offer

  Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and (subject to the terms of the Merger Agreement) may amend or terminate the Offer or postpone the acceptance for payment, the purchase of, and/or (subject to any such applicable rules and regulations of the Commission) payment for, Shares tendered, (i) unless there are validly tendered and not properly withdrawn prior to the expiration of the Offer, as extended from time to time in accordance with the terms of the Merger Agreement, at least that number of Shares which represents in excess of 50% of all outstanding Shares on a fully-diluted basis (such basis assumes all Shares underlying in-the-money vested and unvested stock options are issued and outstanding), or (ii) subject to any cure period, if applicable, as set forth in Section 8.1(e) of the Agreement, if at any time on or after the date of the Merger Agreement and at or before the time of payment for any such Shares (whether or not any Shares shall theretofore have been accepted for payment or paid pursuant to the Offer) any of the following conditions exists:

    (a) there shall be pending any action or proceeding brought by any governmental authority before any federal or state court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, promulgated, amended or issued that is applicable to Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, which could reasonably be expected to have the effect of: (i) making illegal, or otherwise restraining or prohibiting or making materially more costly, the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Purchaser, the consummation of any of the transactions contemplated by the Merger Agreement or materially delaying the Merger; (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries, or by Parent, Purchaser or any of Parent's subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent or any of its subsidiaries, or compelling Purchaser, Parent or any of Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and any of its subsidiaries taken as a whole or Parent or any of its subsidiaries, in each case as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposing or confirming material limitations on the ability of Purchaser, Parent or any of Parent's subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares including, without limitation, the right to vote any Shares acquired or owned by Parent or Purchaser or any of Parent's subsidiaries on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; (iv) requiring divestiture by Parent or Purchaser, directly or indirectly, of any Shares; or (v) which could reasonably be expected to have a Material Adverse Effect;

    (b) there shall have occurred, or Purchaser shall have become aware of any fact that has had, or could reasonably be expected to have, a Material Adverse Effect;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a decline of at least 25% in the Nasdaq-100 Index, the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from that existing at the close of business on the date of the Merger Agreement, (iii) any material adverse change or any condition, event or development involving a prospective material adverse change in United States or other material international currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign on, or any other event that materially adversely affects, the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect on the Company or materially adversely affect (or materially delay) the consummation of the Offer or
  (vii) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof which acceleration or worsening is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect the consummation of the Offer;

    (d) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
  Act) of 20% or more of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in
  Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, or (ii) (A) the Board of

  Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

    (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination, except with respect to representations and warranties made as of an earlier time; provided, that the representations and warranties of the Company set forth in Sections 3.32 (relating to the Nortel Warrant) and 3.33 (relating to the cash on the balance sheet) of the Merger Agreement are true and correct as of the date of such Merger Agreement and as of the date of the consummation of the Offer;

    (f) the Company shall have failed to perform any material obligation or to comply with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement;

    (g) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or

    (h) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated or any material approval, permit, authorization, consent or waiting period of any domestic, foreign or supranational governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, including, but not limited to, the Competition Act (Canada), shall not have been obtained and such failure to obtain could reasonably be expected to have a Material Adverse Effect on the Company or the value of the Shares or the Offer to the Purchaser;

which, in the good faith sole judgment of Purchaser makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

  The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters

  Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the

Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14.

  Section 203 of the DGCL. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless, among other things, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Company's Board of Directors has approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer. Therefore, Section 203 of the DGCL is inapplicable to the Merger.

  Other State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes purport to apply to the Offer or the Merger. Except as discussed above, neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See
Section 14.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent or the Company receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent and the Company expect to file Notification and Report Forms with respect to the Offer soon. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent or the Company concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent or the Company with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent and the Company. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. Parent will request early termination of the waiting period, although there can be no assurance that this request will be granted. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

  Other Foreign Approvals. The Company conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer.

Appraisal Rights

  Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights.

Going Private Transactions

  The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

16. Fees and Expenses

  The Purchaser and Parent have retained MacKenzie Partners, Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

  Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Parent not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that such material will not be available at the regional offices of the Commission).

                                          Dynatech Acquisition Corporation

September 14, 1999

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                           PARENT AND THE PURCHASER

  1. Directors and Executive Officers of Parent. The following table sets forth the name and current principal occupation or employment of the directors and executive officers of Parent. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name were held by such individual during the last five years. The business address of each such director and executive officer is c/o Parent, 3 New England Executive Park, Burlington, MA 01803. All such directors and executive officers listed below are citizens of the United States. Directors are indicated by an asterisk.

                              Present Principal Occupation or Employment and
       Name                            Five-Year Employment History
       ----                   ----------------------------------------------
 Dennis E. Ferguson........ Dennis E. Ferguson serves as Corporate Vice
                            President of Parent, a position to which he was
                            elected on November 30, 1998, and President of
                            Parent's Airshow, Inc. subsidiary. Mr. Ferguson
                            joined Parent in 1994. Mr. Ferguson previously
                            served from 1990 to 1994 as General Manager of
                            Intercon Security, Inc., a manufacturer and
                            provider of security systems and services. Prior
                            to 1990 he was employed by Sundstrand Turbomach
                            and served as Vice President and General Manager
                            of Transcom, an in-flight entertainment division
                            of Sundstrand.

 Brian D. Finn*............ Brian D. Finn is a principal and Director of CDR and, since May 21, 1998, a Director of Parent. Mr.
                            Finn is also a Director of U.S. Office Products
                            Company. Mr. Finn joined CDR in 1997 from Credit
                            Suisse First Boston where he was Managing Director
                            and Co-Head of Mergers & Acquisitions. During his
                            15 years at Credit Suisse First Boston he advised
                            a large number of corporate clients in various
                            industries in transactions totaling approximately
                            $250 billion. Mr. Finn received his B.S. in
                            Economics from The Wharton School of the
                            University of Pennsylvania.

 Allan M. Kline*........... Allan M. Kline presently serves as Corporate Vice
                            President, Chief Financial Officer and Treasurer
                            and, since May 21, 1998, a Director of Parent. Mr.
                            Kline joined Parent in June 1996. From 1995 to
                            1996 he served as Senior Vice President, Chief
                            Financial Officer of CrossComm Corporation, a
                            manufacturer of networking products. From 1994 to
                            1995, he was President of TAR Acquisition Corp., a
                            private investment company. From 1989 to 1994, Mr.
                            Kline was also a Director of CrossComm
                            Corporation. From 1990 to 1994, Mr. Kline was
                            Senior Vice President, Chief Financial Officer of
                            Cabot Safety Corporation, a subsidiary of Cabot
                            Corporation. Prior to that, he served at Leggett &
                            Platt, Incorporated and was a partner with Arthur
                            Young & Company.

 Ned C. Lautenbach*........ Ned C. Lautenbach presently serves as Chairman,
                            President and Chief Executive Officer of Parent
                            and a Director of Parent. He has served as
                            Chairman, President and Chief Executive Officer
                            since May 19, 1999 and as Director since November
                            30, 1998. Mr. Lautenbach joined Clayton, Dubilier
                            & Rice, Inc. ("CDR") in 1998 from IBM Corporation
                            where he served as Senior Vice President and Group
                            Executive of Worldwide Sales and Services. During
                            his career at IBM, he held a variety of other
                            senior executive positions in several divisions,
                            including president of the National Distribution
                            Division of the United States, President, Asia
                            Pacific, and Chairman, IBM World Trade
                            Corporation. Mr. Lautenbach received his M.B.A.
                            from Harvard University after having completed his
                            undergraduate studies in economics at the
                            University of Cincinnati.

                              Present Principal Occupation or Employment and
       Name                            Five-Year Employment History
       ----                   ----------------------------------------------
 Marvin L. Mann*........... Marvin L. Mann has served since February 4, 1999, as a Director of Parent. He also has served since
                            April 1999 as Chairman Emeritus of the Board of
                            Directors of Lexmark International Group, Inc. He
                            served as Chairman of the Board of Lexmark
                            International Group, Inc. from March 1991 through
                            April 1999, as Chief Executive Officer from March
                            1991 through May 1998, and as President from March
                            1991 through February 1997. Prior to such time,
                            Mr. Mann held numerous positions with IBM. During
                            his IBM career, Mr. Mann held a number of
                            executive positions including President of the
                            Information Products Division, President of the
                            Service Sector Division and President and Chief
                            Executive Officer of the Satellite Business
                            Systems. He was elected an IBM Vice President in
                            1985. Mr. Mann also serves as a director of the
                            M.A. Hanna Company and Imation Corporation and is
                            a member of the board of trustees of Fidelity
                            Investments.

 William O. McCoy*......... William O. McCoy has served since July 20, 1999, as a Director of Parent. He is currently the
                            Acting Chancellor of The University of North
                            Carolina at Chapel Hill. He retired in January
                            1999 as Vice President for Finance of the sixteen-
                            campus University of North Carolina. He joined UNC
                            General Administration in 1995 after a 35-year
                            career with the BellSouth Corporation. where he
                            served as Vice Chairman of the Board of Directors
                            from 1984 through 1994. Mr. McCoy also serves as a
                            director of Kenan Transport Company, Carolina
                            Power and Light Company, Liberty Corporation of
                            Greenville, S.C. and the Weeks Corporation in
                            Atlanta and is a member of the board of trustees
                            of Fidelity Investments and a partner of Franklin
                            Street Partners.

 John A. Mixon............. John A. Mixon presently serves as Corporate Vice
                            President--Human Resources of Parent. Mr. Mixon
                            has been employed by Parent since 1989.

 John R. Peeler*........... John R. Peeler presently serves as Corporate Vice
                            President--Communications Test Business and
                            President and Chief Executive Officer of all
                            Parent's communication test businesses and, since
                            May 21, 1998, a Director of Parent. Mr. Peeler has
                            been employed by Parent since 1980. Mr. Peeler
                            beneficially owns 50 Shares of the Company. Mr.
                            Peeler has not effected any transactions in any
                            equity security of the Company during the past 60
                            days.

 Charles P. Pieper*........ Charles P. Pieper is a principal and Director of
                            CDR and, since May 21, 1998, a Director of Parent.
                            Mr. Pieper is also Chairman of North American Van
                            Lines, Inc., Chairman and Chief Executive Officer
                            of U.S. Office Products Company, and a Director of
                            Alliant Foodservice, Inc. Mr. Pieper joined CDR in
                            1997. Prior to joining CDR, he was President and
                            Chief Executive Officer of GE Lighting Europe.
                            During his 16-year career at GE, Mr. Pieper was
                            responsible for several key business units,
                            including serving as President and Chief Executive
                            Officer of: GE Japan, Korea, Taiwan; GE Medical
                            Systems Asia; as well as GE Lighting Europe. He
                            joined GE in 1981, from the Boston Consulting
                            Group. Mr. Pieper graduated from Harvard College
                            and holds an M.B.A. from Harvard Business School.

                              Present Principal Occupation or Employment and
       Name                            Five-Year Employment History
       ----                   ----------------------------------------------
 Joseph L. Rice, III*...... Joseph L. Rice, III, is a principal and Chairman of CDR and, since May 21, 1998, a Director of
                            Parent. In addition, Mr. Rice is a Director of
                            Uniroyal Holding, Inc., Remington Arms Company,
                            Inc., RACI Holding, Inc. and Thyssen Schulte
                            Bautechnik, and serves as a trustee of Williams
                            College and The Manhattan Institute. He is a
                            graduate of Williams College and Harvard Law
                            School.

 Brian H. Rowe*............ Brian H. Rowe has served since November 30, 1998, as a Director of Parent. He is currently Chairman
                            Emeritus of GE Aircraft Engines in Cincinnati,
                            Ohio, where he also served as Chairman from
                            September 1993 through January 1995, and as
                            President and Chief Executive Officer from 1979
                            through 1993. Mr. Rowe also serves as a director
                            of Atlas Air, Inc., B/E Aerospace, Inc., Fifth
                            Third Bank, Stewart & Stevenson Services, Inc.,
                            Convergys Corporation and Textron Inc.

 Samuel W. Tishler......... Samuel W. Tishler presently serves as Corporate
                            Vice President--Corporate Development of Parent.
                            Mr. Tishler joined Parent in September 1994. From
                            1988 to 1994, he was Vice President of Raytheon
                            Ventures, the venture capital portfolio of
                            Raytheon Co. From 1986 to 1988, he was Chief
                            Executive Officer of Kloss Video Corporation, a
                            manufacturer of video projectors. From 1977 to
                            1986, he served as Vice President of ADL
                            Enterprises, a wholly owned subsidiary of Arthur
                            D. Little, Inc. From 1970 to 1977, Mr. Tishler was
                            President of Harnessed Energies, Inc., a
                            manufacturer of scientific instrumentation.

 Mark V.B. Tremallo........ Mark V.B. Tremallo presently serves as Corporate
                            Vice President--General Counsel and Secretary of
                            Parent. Mr. Tremallo joined Parent in May 1997.
                            From 1995 to 1997 he served as Vice President,
                            General Counsel and Secretary of Aearo Corporation
                            (formerly Cabot Safety Corporation), a
                            manufacturer of industrial safety products. From
                            1990 to 1995 he was General Counsel of Cabot
                            Safety Corporation, a subsidiary of Cabot
                            Corporation.

 Robert W. Woodbury, Jr. .. Robert W. Woodbury, Jr. presently serves as
                            Corporate Vice President and Corporate Controller of Parent. Mr. Woodbury joined Parent in January
                            1996. From 1992 to January 1996, he served as Vice
                            President and Controller for Kollmorgen
                            Corporation, a manufacturer of motion control devices. From 1990 to 1992, he was Chief Financial
                            Officer of Kidde Fenwal, Inc., a manufacturer of fire suppression equipment.

  2. Directors and Executive Officers of the Purchaser. The following table sets forth the name and current principal occupation or employment of the directors and executive officers of the Purchaser. The business address of each such director and executive officer is Dynatech Acquisition Corporation c/o Dynatech Corporation, 3 New England Executive Park, Burlington, MA 01803. All such directors and executive officers listed below are citizens of the United States. Directors are indicated by an asterisk.

                                                              Present Principal
                                                                Occupation or
                                                                Employment and
                                                                  Five-Year
      Name                                                    Employment History
      ----                                                    ------------------
   Allan M. Kline*...........................................   See page S-1.
   John R. Peeler*...........................................   See page S-3.
   Mark V.B. Tremallo*.......................................   See page S-4.
   Robert W. Woodbury, Jr.*..................................   See page S-4.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                   ChaseMellon Shareholder Services, L.L.C.

         By Mail                    By Hand                 By Overnight



     Reorganization             Reorganization             Reorganization
       Department                 Department                 Department
       PO Box 3301               120 Broadway            85 Challenger Road
  South Hackensack, NJ            13th Floor              Mail Stop--Reorg
          07606               New York, NY 10271         Ridgefield Park, NJ
                                                                07660

                                 By Facsimile
                                 Transmission
                                 (for eligible
                              institutions only):
                                (201) 296-4293

                              Confirm facsimile by
                                 telephone only:
                                 (201) 296-4860

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                [LOGO OF MACKENZIE PARTNERS, INC APPEARS HERE]
                               156 Fifth Avenue
                           New York, New York 10010
                         Call Toll Free (800) 322-2885